Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Second Quarter 2014 Financial Results

Malvern, PA — (GLOBE NEWSWIRE) — July 31, 2014 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the second quarter ended June 30, 2014.

Company Highlights

•                  Revenue increased 33% to $42.7 million, the highest quarterly revenue in the Company’s history

•                  Serviced over 135,000 patients in the quarter, doubling our prior year volume

•                  Generated positive adjusted EBITDA of $5.1 million

•                  Completed the acquisition of the cardiac patient services business of Biomedical Systems, Corp. (“BMS”)

•                  Completed the acquisition of the assets of Radcore Lab, LLC, an imaging core lab

•                  Reached an agreement in principle for a potential settlement with the Department of Justice

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “We are pleased to report our successful second quarter results in which we recognized $42.7 million of revenue and we serviced over 135,000 patients, which is more than twice the volume of the second quarter of 2013 and the highest quarterly volume and revenue in the history of the Company.  These results were attributable to strong organic volume growth of 16% and our acquisitions of BMS and Mednet, which provide us broader access to established physician relationships.  We also continue to make progress with our product development, highlighted by the expected launch of our new low-cost Holter device in the fourth quarter of this year and our cutting edge next generation MCOTTM device in 2015.  Our Research Services business continues to gain momentum with the recent addition of two of the largest studies in the Company’s history and significant growth in the Company’s backlog.  The acquisition of Radcore Lab, an imaging core lab, allows us to offer our clinical research customers access to an expanded range of services.

“We also reached an agreement in principle for a settlement of $6.4 million with the U.S. Department of Justice in connection with the Civil Investigative Demand that we received in 2011, subject to negotiation of a final agreement.  We are looking forward to having this matter resolved.

“Our positive second quarter was the direct result of our ability to deliver on our three core strategic objectives: to solidify our leadership position in cardiac monitoring, establish a leading research services business and leverage our existing infrastructure in new markets.  As a result, we were able to deliver solid revenue growth and an improved operating margin, while continuing to foster new growth opportunities.  We are excited about our future prospects and look forward to delivering strong results.”

Second Quarter Financial Results

Revenue for the second quarter 2014 was $42.7 million, an increase of 32.8% compared to $32.1 million in the second quarter 2013.  Total revenue increased $10.5 million due to an increase in patient services revenue of $9.3 million and an increase in product sales of $1.3 million.  Approximately $8.4 million of the total increase was related to acquisitions.  The remaining increase was due to organic volume growth which was partially offset by the previously announced price reduction from Medicare, and related contracts.  For the three months ended June 30, 2014, patient revenue was comprised of 40% Medicare and 60% commercial.

Gross profit for the second quarter 2014 increased to $23.6 million, or 55.4% of revenue, compared to $19.5 million, or 60.7% of revenue, in the second quarter of 2013.  Gross profit for the second quarter 2014 on an adjusted basis was $23.9 million, or 56.1% of revenue, excluding $0.3 million related to restructuring and other charges.  This compares to gross profit for the second quarter 2013 on an adjusted basis of $19.8 million, or 61.5% of revenue, excluding $0.3 million related to restructuring and other charges.  The decrease in the gross profit percentage was related to the acquisitions, including the impact of a lower margin patient mix of 350 basis points and the impact of integration related activities of 130 basis points that will not reoccur.  The benefit from the organic patient growth was substantially offset by the reduction in reimbursement rates.

On a GAAP basis, operating expenses for the second quarter 2014 were $24.0 million, an increase of 10.5% compared to $21.7 million in the second quarter 2013.  On an adjusted basis, operating expenses for the second quarter were $23.0 million, a 20.3% increase compared to $19.1 million for the prior year quarter.  These adjusted operating expenses exclude $1.0 million in the second quarter 2014 primarily due to integration activities, patent litigation and legal fees related to the Civil Investigative Demand and $2.5 million in the second quarter 2013 primarily related to patent litigation and integration activities.  The increase in adjusted operating expense was driven by the addition of Mednet and BMS.  Adjusted operating expense in the base business was essentially flat.

On a GAAP basis, interest and other loss, net for the second quarter 2014 was $3.6 million, compared to $0.1 million in the second quarter of 2013.  During the first quarter 2014, the Company began negotiations for a potential settlement with the Department of Justice regarding the outstanding Civil Investigative Demand issued in August 2011.  As a result, the Company recorded an estimated reserve of $3.3 million as a non-operating charge in the second quarter 2014.  This is in addition to the $3.1 million reserve recorded for this matter in the first quarter 2014.  Excluding this reserve, interest and other loss, net for the second quarter was $0.3 million, a slight increase compared to the prior year due to the addition of debt and capital leases.

On a GAAP basis, net loss for the second quarter 2014 was $4.0 million, or a loss of $0.15 per diluted share, compared to a net loss of $2.3 million, or a loss of $0.09 per diluted share, for the second quarter 2013.  Excluding expenses related to restructuring and other charges, including the $3.3 million reserve for the potential settlement with the Department of Justice, adjusted net income for the second quarter 2014 was $0.6 million, or income of $0.02 per diluted share.  This compares to adjusted net income of $0.6 million, or income of $0.02 per diluted share, for the second quarter 2013, which excludes the impact of restructuring and other charges.

Liquidity

As of June 30, 2014, total cash was $13.5 million, a decrease of $8.6 million compared to December 31, 2013.  The significant uses of cash during the second quarter 2014 included $3.8 million for capital expenditures, primarily for medical devices and the development of a new Patient Services operating system.  Consolidated days sales outstanding were 50 days, in-line with year-end 2013.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Thursday, July 31, 2014, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.biotelinc.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.biotelinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, our ability to successfully integrate the Mednet, Biomedical Systems and Radcore businesses into our business and the effect such acquisitions will have on our results of operation, our ability to successfully negotiate a settlement to the Department of Justice investigation prior to any judicial action, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	June 30, 2014	June 30, 2013

Revenue	$42,650	$32,104
Cost of revenue	19,037	12,608
Gross profit	23,613	19,496
Gross profit %	55.4%	60.7%

Operating expenses:
General and administrative expense	11,139	9,077
Sales and marketing expense	7,172	6,267
Bad debt expense	2,745	1,967
Research and development expense	1,958	1,882
Integration, restructuring and other charges	1,000	2,541
Total operating expenses	24,014	21,734

Loss from operations	(401)	(2,238)
Interest and other (loss), net	(3,587)	(61)

Loss before income taxes	(3,988)	(2,299)
Benefit from income taxes	—	—
Net loss	$(3,988)	$(2,299)

Loss per Share:
Basic	$(0.15)	$(0.09)
Diluted	$(0.15)	$(0.09)

Weighted Average Shares Outstanding:
Basic	26,434	25,537
Diluted	26,434	25,537

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Six Months Ended
	(unaudited)
	June 30, 2014	June 30, 2013

Revenue	$79,812	$64,522
Cost of revenue	34,555	25,481
Gross profit	45,257	39,041
Gross profit %	56.7%	60.5%

Operating expenses:
General and administrative expense	21,911	18,605
Sales and marketing expense	14,612	13,029
Bad debt expense	5,104	4,434
Research and development expense	3,747	3,502
Integration, restructuring and other charges	3,980	3,743
Total operating expenses	49,354	43,313

Loss from operations	(4,097)	(4,272)
Interest and other (loss), net	(6,858)	(114)

Loss before income taxes	(10,955)	(4,386)
Benefit from income taxes	2,845	—
Net loss	$(8,110)	$(4,386)

Loss per Share:
Basic	$(0.31)	$(0.17)
Diluted	$(0.31)	$(0.17)

Weighted Average Shares Outstanding:
Basic	26,272	25,370
Diluted	26,272	25,370

Summary Financial Data

(In Thousands)

	June 30, 2014	December 31, 2013
	(unaudited)	(unaudited)

Cash and investments	$13,546	$22,151
Patient accounts receivable, net	15,702	11,437
Other accounts receivable, net	7,877	5,680
Days sales outstanding	50	47
Working capital	5,941	25,215
Total assets	118,409	87,546
Total debt	17,636	—
Total shareholders’ equity	62,700	66,829

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	June 30, 2014	June 30, 2013
Operating loss — GAAP	$(401)	$(2,238)
Nonrecurring charges (a)	1,320	2,859
Adjusted operating income (loss)	$919	$621
Net loss — GAAP	$(3,988)	$(2,299)
Nonrecurring charges (b)	4,626	2,859
Adjusted net income (loss)	$638	$560

Loss per diluted share — GAAP	$(0.15)	$(0.09)
Nonrecurring charges per share (b)	0.17	0.11
Adjusted earnings (loss) per diluted share	$0.02	$0.02

(a)         In the second quarter of 2014, the Company incurred $1.0 million of integration, restructuring and other charges primarily related to the integration of the Company’s recent acquisitions and legal fees for patent litigation and the Civil Investigative Demand.  The Company also incurred $0.3 million of other expense for duplicative labor due to the planned relocation of certain business functions.  In the second quarter of 2013, the Company incurred $2.5 million related to integration, restructuring and other charges primarily related to patent litigation, $0.3 million of other expense for duplicative labor due to the relocation of certain business functions and $0.1 million for the forfeiture and acceleration of certain options.

(b)         In addition to the $1.3 million of nonrecurring charges incurred in the second quarter 2014, the Company recorded a non-operating charge of $3.3 million for the potential settlement with the Department of Justice.

	Three Months Ended
	(unaudited)
	June 30, 2014	June 30, 2013

Cash provided (used) by operating activities	$5,929	$2,505
Capital expenditures	(3,751)	(1,586)
Free cash flow	$2,178	$919

	Three Months Ended
	(unaudited)
	June 30, 2014	June 30, 2013

Operating loss — GAAP	$(401)	$(2,238)
Nonrecurring charges	1,320	2,859
Depreciation and amortization expense	3,242	2,736
Stock compensation expense	965	957
Adjusted EBITDA	$5,126	$4,314

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Six Months Ended
	(unaudited)
	June 30, 2014	June 30, 2013
Operating loss — GAAP	$(4,097)	$(4,272)
Nonrecurring charges (a)	4,300	4,235
Adjusted operating income (loss)	$203	$(37)
Net loss — GAAP	$(8,110)	$(4,386)
Nonrecurring charges (b)	7,830	4,235
Adjusted net loss	$(280)	$(151)

Loss per diluted share — GAAP	$(0.31)	$(0.17)
Nonrecurring charges per share (b)	0.30	0.16
Adjusted loss per diluted share	$(0.01)	$(0.01)

(a)         In the first six months of 2014, the Company incurred $4.0 million of integration, restructuring and other charges primarily due to legal fees related to patent litigation and the Civil Investigative Demand, as well as acquisition and integration related charges for Mednet and BMS.  The Company also incurred $0.3 million of other expense for duplicative labor due to the planned relocation of certain business functions.  In the first six months of 2013, the Company incurred $3.7 million related to integration, restructuring and other charges primarily due to patent litigation, integration costs and costs associated with the creation of the Company’s holding company structure.  The Company also incurred $0.3 million of other expense for duplicative labor due to the relocation of certain business functions and $0.1 million for the forfeiture and acceleration of certain options.

(b)         In addition to the $4.3 million of nonrecurring charges incurred in the second quarter 2014, the Company recorded a non-operating charge of $3.3 million for the potential settlement with the Department of Justice.

	Six Months Ended
	(unaudited)
	June 30, 2014	June 30, 2013

Cash provided (used) by operating activities	$3,869	$4,162
Capital expenditures	(7,610)	(3,425)
Free cash flow	$(3,741)	$737

	Six Months Ended
	(unaudited)
	June 30, 2014	June 30, 2013

Operating loss — GAAP	$(4,097)	$(4,272)
Nonrecurring charges	4,300	4,235
Depreciation and amortization expense	5,995	5,744
Stock compensation expense	1,968	1,574
Adjusted EBITDA	$8,166	$7,281